Exhibit 1

TESCO CORPORATION

RENEWAL ANNUAL INFORMATION FORM

For the Year Ended December 31, 2003

May 19, 2004

THE CORPORATION

Tesco Corporation (“Tesco” or the “Corporation”) is incorporated under the Business Corporations Act (Alberta). The Corporation’s registered and principal office is located at 6204 — 6A Street S.E., Calgary, Alberta T2H 2B7. Tesco’s website address is www.tescocorp.com.

Tesco was created on December 1, 1993 through the amalgamation of Shelter Oil and Gas Ltd., Coexco Petroleum Inc., Forewest Industries Ltd. and Tesco Corporation. The amalgamated corporation continued under the name Tesco Corporation.

CORPORATE STRUCTURE

The following table sets out the names and jurisdictions of incorporation of the material subsidiaries of Tesco as at December 31, 2003, all of which are wholly owned by Tesco.

Name of Subsidiary	Jurisdiction of Incorporation
Tesco Corporation (US)	Delaware
Tesco Services Inc.	Delaware
Casing Drilling International Ltd.	Barbados, W.I.
PT. Tesco Indonesia	Indonesia
Altesco Drilling Technologies EURL	Algeria

Unless the context indicates otherwise, a reference in this Annual Information Form to “Tesco” or “the Corporation” includes the subsidiaries of Tesco.

GENERAL DEVELOPMENT OF THE BUSINESS

Over the past three years, Tesco has developed its business as an innovative oilfield drilling technology company and growing oilfield service and equipment supplier. Tesco is a global leader in the design, manufacture and service of certain technology-based products for the upstream energy industry. Drawing upon its commitment to an in-house research and development program and its experience in many major petroleum producing regions in the world, the Corporation aims to improve the manner in which oil and gas wells are drilled by introducing technology that improves the efficiency and safety of drilling operations and thereby reduces the cost of drilling for oil and gas.

Over the past three years, the Corporation’s revenues have been derived principally from the sale and operation of its portable top drive drilling systems, which the Corporation developed and commercialized. Approximately 69% of the Corporation’s revenues in 2003 were derived from top drive sales, the provision of top drive services, and associated repair and maintenance services.

The Corporation is developing a second core business with its Casing Drilling™ technology, a revolutionary method for drilling wells which allows a well to be drilled with conventional oil field casing, thereby eliminating the use of drill pipe and drill collars and the time spent “tripping” or removing and reconnecting the drill pipe. Tesco acquired the patent rights to the Casing Drilling™ process in 1995 and has since been developing the surface and downhole tools required to give effect to that process. The technology reached the commercial stage in early 2002 and the Corporation is now engaged in the development of markets for this business.

Tesco is also developing a third business line, that being casing running services. The Corporation has made a two-pronged entry into the casing running market in the past two years. The first was the development of Casing Running Service (“CRS”), which uses certain components of Casing Drilling™ technology to provide a new method for running casing and, if required, reaming the casing into the hole, that offers improved safety and efficiency over traditional methods. This service was initially launched in Canada in 2002, and has since expanded rapidly into other markets.

The second prong of Tesco’s entry into this market occurred with its November 2002 acquisition of the assets and ongoing business of Bo Gray Casing and A&M Tubular Maintenance (“Bo Gray”). Operating in East Texas and North Louisiana, Bo Gray is a traditional casing and tubing running company to which Tesco has added its more advanced CRS service.

As of December 31, 2003, Tesco held an 18% equity interest in Drillers Technology Corporation (“DTC”), a publicly traded drilling contractor based in western Canada. Eight of DTC’s drilling rigs were built by Tesco, and are dual purpose in that they are capable of both Casing Drilling™ and conventional drill pipe drilling. From time to time, Tesco has leased drilling rigs from DTC for use in both internal Casing Drilling™ testing activities and on commercial projects.

Over the past three years, Tesco has disposed of a number of other businesses in order to concentrate its efforts on the Corporation’s core business interests. Until 2001 the Corporation manufactured completion equipment and accessories through its wholly owned subsidiary, Tesco Completions Ltd. (formerly Gris Gun Ltd.). The operating assets and goodwill of Tesco Completions Ltd. were sold in July 2001 for cash consideration of $20 million. Also in 2001, the Corporation sold its underbalanced drilling assets for cash consideration of $50.7 million.

In June 2003 the Corporation conducted a review of its cost structure and resource base. As a result of this review the Corporation undertook measures to improve efficiency and reduce costs. These measures included a workforce reduction of approximately 10%, primarily in the Product Development division. In addition, the Corporation scaled back plans for facility expansion in Calgary. It cancelled plans for new facility construction on a parcel of land in southeast Calgary that it purchased in 2002, and instead purchased a 70,000 square foot, fully equipped machine shop facility in June 2003. The building site purchased in 2002 has been put up for sale.

DESCRIPTION OF THE BUSINESS

Tesco is an international oilfield technology and service company operating in over twenty countries. Tesco designs, manufactures, sells, operates and services oilfield equipment used in drilling oil, gas and geothermal wells. Tesco also conducts an in-house product development program targeted at the practical application of new technology for the drilling and casing of wells.

PRINCIPAL PRODUCTS AND SERVICES

The Corporation’s operations are principally in the oil and gas service sector. In 2003 the Corporation generated revenues primarily through the activities of two divisions, the Wellsite Services Division and the Products Division. The Corporation also conducts ongoing product development activities.

Wellsite Services Division

Tesco’s Wellsite Services Division provides specialized drilling and casing equipment and services on a fee-for-service basis to drilling contractors and operating companies throughout the world. One of the principal products offered by the Wellsite Services Division is the portable top drive, which historically has been responsible for most of the revenues generated by the Corporation’s Wellsite Services Division. The Corporation has also begun to generate increasing revenues from its Casing Drilling™ and casing running services, utilizing the Corporation’s new technology. The Wellsite Services Division also generates revenue from a variety of other drilling-related oilfield products and services.

In 2003, 4% of the sales of the Wellsite Services Division were internal and 96% were to third party customers; in 2002, 6% of the Division’s sales were internal and 94% to third party customers.

Description of Services

Top Drive Services

Tesco’s portable top drive services continued to be the Corporation’s largest revenue generator in 2003. Tesco provides top drives on a day-rate basis for land and offshore drilling rigs around the world. Tesco’s top drives offer portability and flexibility, permitting oil and gas companies to conduct top drive drilling for all or any portion of a well. Tesco offers a range of top drive systems for installation in most sizes and types of rigs, including service rigs. The range includes both hydraulic and electric powered systems with power ratings from 450 horsepower to 1350 horsepower. Tesco’s electric top drive systems utilize late-generation alternating current technology and use a permanent magnet motor and a computerized control system. This non-sparking, lightweight, electric top drive represents a significant technological advancement over more conventional electric top drives.

Tesco’s top drive systems are deployed strategically around the world, to be available to customers on a timely basis. The geographic distribution of the fleet at December 31, 2003 was:

Canada	24
USA	35
Mexico	20
South America	21
Asia Pacific	18
Europe/Africa/Middle East	11

129

In 2003 Tesco commenced a rationalization process designed to align its top drive service fleet with changing customer demands. The goals of this process were to modernize Tesco’s top drive fleet, as well as to reduce the fleet size and improve utilization rates in light of current market forces. A number of older, hydraulic top drives were removed from the service fleet and sold into select international markets, and it is anticipated that additional units will be disposed of in 2004.

The Corporation supports the operation of its portable top drives with a team of over 150 experienced drilling personnel who are trained in the operation and maintenance of the product. One or more of these individuals accompany each top drive in the field to assist the drilling contractor with the installation and operation of the equipment.

Having slowed in 2002, top drive service activity experienced a modest recovery in 2003. Market conditions improved in some of Tesco’s key markets, while holding steady in most other markets. In particular:

•	Drilling activity increased somewhat in Canada and the United States, particularly in the fourth quarter, leading to improved top drive utilization rates.

•	Mexico, a strong market for Tesco for the past several years, continued to see increased activity in 2003. In December 2003 the Corporation was awarded a new, three-year top drive services contract with PEMEX, the national oil company of Mexico. This contract replaced Tesco’s recently-expired three-year contract for offshore top drive services. The new contract has a contract value of approximately US $36 million, and expands the scope of Tesco’s services to include thirteen top drives compared with eleven under the previous contract. The Corporation also provides onshore top drive services to PEMEX under a services contract that commenced in late 2002 and expires in September 2004. In addition, the Corporation has contracts to supply top drive services to other drilling contractors who are providing drilling services to PEMEX.

•	Activity in the Corporation’s Asia Pacific business unit remained strong in 2003. This region continued to provide some of the best margins generated amongst the Corporation’s business units.

•	Although experiencing renewed activity in Algeria, the Europe, Africa, Middle East (“EAME”) business unit as a whole produced disappointing results in 2003. The Corporation has undertaken a review of its EAME operations, which in the past have been widely dispersed, to better align its administrative costs with current market conditions. The Corporation has closed its administrative base in Pau, France and in the near term will focus its efforts in this region on the Algeria market. The Corporation continues to explore options in other parts of the region, such as Russia, where it has identified longer-term potential.

•	Economic and political difficulties continued to present challenges in the South America region. Activity in Brazil and Argentina recovered somewhat, but the Venezuela market continued to present minimal activity and prospects.

Despite a recovery in drilling activity and equipment utilization, the Corporation’s revenue from top drive services stayed flat due to the falling U.S. dollar. The Corporation’s portable top drive services are priced primarily in U.S. dollars throughout the world.

Casing Drilling™ Services

Tesco began to provide Casing Drilling™ services as a fully commercial service in 2002, through drilling service contracts with oil and gas operators. In 2003 the Corporation’s revenues from Casing Drilling™ services increased approximately 266% over 2002.

Casing Drilling™ is a new method for drilling wells that is aimed at reducing both drilling time and the incidence of unscheduled drilling events. In conventional drilling, the entire string of drill pipe must be removed from the hole each time a bit or item of downhole equipment must be replaced. To “trip” or remove and reconnect the drill pipe is a time consuming process which leaves the hole in a static condition, exposing it to a variety of potential integrity problems. With Casing Drilling™, the well is not drilled with drill pipe; instead, it is drilled with standard oilfield casing that remains in the hole. Drill bits and other downhole tools are lowered on wireline inside the casing and latched to the bottom joint of casing, with the ability to maintain circulation at all times. Tools are recovered in a similar fashion. Since the casing remains in the well at all times, wellbore integrity is preserved, reducing the likelihood of certain problems associated with unscheduled events such as swelling or sloughing formations and washouts. Since drill pipe is not being tripped, the risk of swabbing oil or gas into a well causing a kick or blowout is reduced, as is wearing a hole in previously set casing. Since the well is cased as it is drilled the problem of unintentional sidetracking is significantly reduced, and the risk of tool loss in the hole is also reduced.

Tesco has been actively engaged in the development of its Casing Drilling™ process since 1995, and since 1999 has completed numerous field trials which have affirmed the effectiveness of the process. In February 2002, the Corporation launched the first major commercial application of its Casing Drilling™ service, with the signing of a two-year drilling contract with ConocoPhillips (“Conoco”) for wells in the Lobo field in southern Texas. Under this contract, Tesco has undertaken a drilling program using three new Casing Drilling™ rigs, which were designed and principally manufactured at the Corporation’s facilities in Calgary, Alberta specifically for use in providing drilling services to Conoco. Two of these rigs were completed and delivered to Conoco drilling sites in late 2002, and the third in January 2003.

Two of these three rigs continue to provide drilling services for Conoco to date. The third was released by Conoco in late 2003 due to a shortage of viable drilling prospects in the field. The rig was redeployed to a pilot casing drilling project for a large independent petroleum producer in the U.S. After the successful completion of this pilot project, a commercial casing drilling contract was signed with this customer and drilling commenced in January 2004.

In 2002 the Corporation entered into an 18-month agreement to supply certain above ground and downhole tools to a drilling contractor in Algeria for the drilling of high-capacity water wells using Casing Drilling™ techniques. Although Tesco’s project with this customer was terminated for rig efficiency reasons, the project was a technical success for Casing Drilling™ and the tools utilized for that application. Based on this success, Tesco is pursuing additional projects of this type in Algeria.

Over the past several years Tesco had been working with Shell Expro U.K. on various applications of Casing Drilling™ for drilling extended reach wells from one of the Brent Platforms in the North Sea. This project was terminated in 2003 as a result of a major change in the client’s business environment.

Tesco’s 2003 Casing Drilling™ projects included a contract with Petrobras, the Brazilian National Oil Company, to provide Casing Drilling™ services onshore in the northeastern region of that country. Although this project encountered certain technical difficulties it was considered a success overall. As solutions to the technical difficulties encountered have been implemented, the parties expect to conduct another project with this customer mid-2004.

Tesco also concluded a casing drilling with PEMEX in the Burgos and Chicontopec fields in northern Mexico in Mexico in 2003. This project, which commenced in March 2003, was initially for a ten-well onshore Casing Drilling™ program. The contract was terminated early, after completion of three wells, because the customer changed its casing program to casing sizes that Tesco does not currently offer.

Tesco continues to market Casing Drilling™ to the offshore market through a joint venture with an offshore drilling contractor. However, to date no drilling contracts have been secured through this joint venture.

Casing Running Services

Over the past two years Tesco has made significant progress in establishing a new product line using its Casing Drilling™ products and technology in the provision of casing running /reaming services. In 2002 the Corporation launched its Casing Running Service (“CRS”), which combines a top drive with the Company’s casing drive system, connection rings and a reaming shoe to pick up and make up casing connections using a system which permits the casing to be circulated, rotated and if necessary reamed through tight hole sections. As such, CRS is an amalgam of Tesco’s top drive and Casing Drilling™ technology, which is conducted using proprietary tools developed and manufactured by Tesco.

Using CRS, the Corporation established an entry position in the casing running market in 2002, completing a number of jobs in Canada and the northern United States in a variety of applications from shallow horizontal wells to deep directional wells. Since that time this service has been very well received by customers as a safer and more efficient method of casing running as compared with the traditional processes. CRS is expected to become an important product line for the Corporation.

The Corporation has budgeted for a greater than 300% revenue increase from this service line during 2004 over 2003. This growth is expected to come from three areas:

•	Further market penetration in domestic onshore markets;

•	Expansion into international markets. To date the bulk of revenues from this service have been generated in Canada and the United States and in select international markets. However, the Corporation is receiving international interest in this service, and expects to expand the service globally in 2004; and

•	Expansion into the offshore casing running market. Tesco entered this market in early 2004, conducting an offshore casing running project in the Gulf of Mexico. This project, which involved running casing to a total measured depth of over 26,800 feet, generated considerable interest amongst offshore market participants. The launch of Tesco’s CRS into this market represented a step change in the acceptance of Tesco’s technology for this application, and opens a substantial new market opportunity.

Tesco also continues to conduct traditional casing running operations through its United States casing running division. Since it acquired Bo Gray in November 2002, Tesco has continued to operate in the regional markets of northeast Texas and northern Louisiana, where Bo Gray had established a significant market presence in the provision of traditional casing running services. This business unit performed very well in 2003, providing Tesco with significant revenue as well as a platform from which to introduce its CRS technology into the market formerly served by Bo Gray. The Corporation anticipates further growth in this market as its CRS technology gains further recognition.

Other Services

Tesco provides a variety of other services to international customers, including well control services that utilize the Corporation’s fleet of 16 At Floor Snubbing Units. These units, which were built by Tesco with the Corporation’s proprietary design, are used for slide assist drilling in shallow, extended-reach horizontal wells, and for underbalanced drilling. Tesco’s well control activity recovered somewhat in 2003 after a significant decline in 2002.

Products Division

The Products Division designs and manufactures specialized drilling equipment for sale to customers throughout the world, and provides after-sales maintenance and repair services for these products. Approximately 59% of its third party sales revenue in 2003 resulted from sales of top drives. The Products Division also manufactures equipment for the Corporation’s Wellsite Services Division from time to time. In 2003 60% of the Corporation’s sales were to third party customers and 40% to the Wellsite Services Division, as compared with 55% to third party customers and 45% to the Wellsite Services Division in 2002.

Description of Products

Top Drive Sales and Associated Business

Tesco offers a range of portable top drive products that includes both hydraulically and electrically powered machines capable of generating 450 to 1350 horsepower and with a rated lifting capacity of 250 to 650 tons. Due to the customized nature of the motors utilized as part of Tesco’s top drive products, the Corporation’s ability to supply top drives depends upon the supply of motors from the manufacturer. In 2003, the Products Division built 26 top drives, all of which were sold to third party customers.

With each top drive it sells, Tesco offers the services of top drive technicians who provide customers with training, installation and support services. Tesco also provides after-sales service and maintenance to its customers on an ongoing basis. After-sales service, parts and repair activity has increased in recent years, reflecting the increasing numbers of top drive units sold by Tesco that are in operation worldwide.

Casing Drilling™ Equipment

Tesco has developed a variety of tools and other equipment for use in Casing Drilling™ and casing running applications. These products have principally been manufactured for the Corporation’s use in the provision of these services to customers. In response to customer demand, in 2003 the Corporation sold a limited quantity of selected equipment and tools, including casing drive assemblies and rig modification packages. The Corporation plans to implement a marketing and sales program for these products in 2004.

Drilling Rigs

Tesco has been designing and manufacturing drilling rigs since 1997, and has to date built twelve advanced design hydraulic drilling rigs. Tesco built the first of these rigs for use in the development and testing of Casing Drilling™; this rig is still owned by Tesco and is currently in use at the Corporation’s training facility at its Houston plant. Eight of these rigs were built and sold to DTC. In 2003, Tesco designed and manufactured three of the rigs for the Wellsite Services Division, which it owns and operates for the provision of Casing Drilling™ services, as described above under “Casing Drilling Services”.

All of Tesco’s drilling rigs incorporate a hydraulic power distribution system allowing the varied horsepower demands of the three major rig components (i.e. the drawworks, mud pump and top drive) to be shared or distributed as required from a central prime mover. These rigs incorporate computerized control systems and reduced weight compared to conventional mechanical rigs, and all are capable of both Casing Drilling™ and conventional drill pipe drilling. A particular emphasis in Tesco’s rig designs has been the incorporation of a number of new automated features designed to improve safety and reduce rig-operating costs. These include a power catwalk, which is an automated pipe handling system, and a telescoping substructure design that allows for low transport and high operating height.

The three rigs manufactured by Tesco in the past year were designed specifically for Casing Drilling™ operations and more particularly for deployment in the ongoing Casing Drilling™ operations for Conoco in the Lobo field in southern Texas. The main objectives in designing these new rigs were to: reduce moving time and cost; increase depth rating; provide a redundant power source; accommodate a larger BOP stack; provide greater automation of the pipe handling process; and provide better compatibility with hot weather operations. These rigs were built on oilfield skids to permit the entire rig to be moved in 12 loads with standard oilfield winch trucks, without the use of a crane. They are designed for a rig move time of less than a day from release to spud. The rigs include a semi-automated pipe handling system that has been specifically designed for casing drilling, but can also be used for drill pipe drilling.

Well Control Products

Tesco designs and manufactures a proprietary At Floor Snubbing Unit, which is a machine designed to pull pipe out of or push it into the well in pipe heavy or pipe light conditions. This technology was originally developed in conjunction with Tesco’s underbalanced drilling (“UBD”) system. This technology was retained after the sale of the Corporation’s UBD assets because the Corporation identified other potential applications for these units that are complementary to Tesco’s core portable top drive and Casing Drilling™ technologies. To date, all of the At Floor Snubbing Units manufactured by the Products Division have been sold to the Wellsite Services Division. No new units were added to the Wellsite Services Division fleet in 2003.

Product Development

Tesco’s Product Development activities have focused primarily on the development and commercialization of the Corporation’s Casing Drilling™ technology.

Tesco acquired certain patent rights related to the Casing Drilling™ technology in 1995. Since that time, the Corporation has made a substantial investment in the development of the technology, including a variety of proprietary Casing Drilling™ tools. In 1998, the Corporation started to drill test wells at its research facility in Calgary, Alberta and, over the next three years, completed a number of vertical and directional test wells. From 1999 through 2002 numerous field trials were conducted at various locations. These field trials were key to the advancement of the technology, providing Tesco the opportunity to improve the functionality of various downhole tools and establish an operating procedure. The field trials affirmed the effectiveness of the Casing Drilling™ process and set the stage for commercialization of Casing Drilling™. The Corporation is now marketing Casing Drilling™ as a proven commercial service. Commercialization was established with the signing of a two-year drilling contract with Conoco in February 2002.

One of the outcomes of the Casing Drilling field trials was the successful development of a new generation of Casing Drilling™ tools, including two different casing drive systems — an external and an internal drive — and a new drill lock assembly. In addition, a new generation underreamer has been developed specifically for directional drilling. These products continue to be evaluated and refined as commercial use expands the Corporation’s knowledge regarding their performance.

Upon the commercialization of Tesco’s Casing Drilling™ services in 2002, Casing Drilling™ operations were assumed by the Corporation’s Wellsite Services Division. The Corporation continues to conduct product development activities to support and enhance the Corporation’s commercial exploitation of technology. This includes the initiation, development, testing and commercialization of new products and product improvements such as tools, rig components and drilling rigs. However, with the transfer of Casing Drilling™ out of the Product Development group, the activity level of that group has decreased substantially. Accordingly, in June 2003 the Corporation undertook a rationalization of staffing levels to align its costs with current demands for product development activity.

INTELLECTUAL PROPERTY

The Corporation has an intellectual property strategy through which it seeks to obtain and preserve protection over all of its significant intellectual property. Pursuant to this strategy, Tesco pursues patent protection in appropriate jurisdictions for all of its innovations that have significant potential application to Tesco’s core businesses, particularly the Casing Drilling™ process. Tesco holds patents and patent applications in the United States, Canada, Europe, Norway and Australia and through the Patent Cooperation Treaty (“PCT”; also termed International or World applications). Tesco also holds rights, through patent licence agreements, to other patented and/or patent pending technologies. In particular, Tesco’s patent portfolio includes 14 issued patents (10 U.S., 3 Canadian and 1 Australian) and 52 pending patent applications (15 U.S., 21 Canadian, 6 PCT, 6 European and 4 Norwegian).

The Corporation generally retains all intellectual property rights to its technology through non-disclosure and technology ownership agreements with all employees, suppliers, consultants and other third parties with whom the Corporation transacts business.

COMPETITIVE CONDITIONS

Tesco was the first top drive manufacturer to provide portable top drives for land drilling rigs, thereby creating the onshore top drive market. According to recent industry data, fewer than 25% of land drilling rigs currently operate with a top drive. In the Corporation’s estimation, there exists significant further market potential for the Corporation’s portable top drives. Tesco’s primary competition in the sale of portable top drive systems includes Varco International, Inc., Canrig Drilling Technology Ltd., a subsidiary of Nabors Drilling Ltd. of the United States, and National-Oilwell, Inc.

The Corporation is not aware of any direct competitor for Tesco’s Casing Drilling™ services or products. Tesco’s Casing Drilling™ process is proprietary and is deployed using Tesco’s proprietary Casing Drilling™ tools. The primary competition comes from drilling contractors using the traditional drill pipe drilling process. The Corporation is aware of other methods for drilling with casing, which are used to a limited extent in various international locations. However, none of these methods are comparable to Tesco’s Casing Drilling™ in that they do not, to the best of the Corporation’s knowledge, include a retrievable bottomhole assembly feature nor certain other proprietary features of Tesco’s technology.

Similarly, the Corporation is not aware of any direct competitor for its CRS-based casing running services, which utilize both components of Tesco’s Casing Drilling™ technology and its portable top drives.

The traditional casing running market, which Tesco entered with its purchase of Bo Gray, in North America is comprised principally of a large number of small and medium-sized operators that typically operate in limited geographic areas. Tesco’s Bo Gray division continued to enjoy a significant market share in the regional markets in which it operated; however, this represents only a minor portion of the casing running market as a whole.

FACILITIES

The Corporation owns a 37,000 square foot facility in Calgary, Alberta, which is the site of its corporate office including corporate service groups and operational sales and support personnel. The Corporation also leases a number of facilities in Calgary: a 12,000 square foot facility which houses the Wellsite Services Division’s Canadian business unit and an 74,000 square foot, four-building facility which is occupied by the manufacturing, engineering, inventory and logistics personnel of the Products Division.

In 2003 the Corporation purchased a 85,000 square foot machining facility located on a 6.3-acre parcel of land in southeast Calgary. In part because of this facility acquisition, the Corporation cancelled plans to construct new manufacturing and office facilities on a 47-acre parcel of land in southeast Calgary, which had been purchased in 2002. Accordingly, the property purchased in 2002 has been listed for sale.

The Corporation owns a two building, 67,000 square foot facility in Houston, Texas, which is the management headquarters for the United States business units for Casing Drilling™, Wellsite Services and casing running as well as for the South American business unit. It has a number of small field operation facilities in various locations in Texas and Louisiana. It also has operating and administrative facilities in: Cuidad del Carmen, Mexico; Santa Cruz, Bolivia; El Tigre, Venezuela; Jakarta, Indonesia; and Hassi Messaoud, Algeria. In addition, the Corporation’s products and services marketing efforts are supported by personnel located in Australia, United Arab Emirates, Algeria and China, as well as a network of agents located in most major petroleum producing regions.

EMPLOYEES

At December 31, 2003, Tesco employed 875 people worldwide.

ENVIRONMENTAL PROTECTION

The Corporation did not incur any material expenditures in the past year as a result of environmental protection requirements, nor does it anticipate environmental protection requirements to have any material financial or operational effects on the capital expenditures, earnings or competitive position of the Corporation in future years.

FOREIGN OPERATIONS

Tesco is an international oilfield services company, with operations in most major petroleum producing regions worldwide. Approximately 83% of Tesco’s 2003 revenues were derived from foreign operations. Tesco’s primary foreign market for both services and product sales is the United States: 45% of the Corporation’s 2003 revenues were generated in the United States. The second largest international market for the Corporation is Mexico, which represented 16% of 2003 revenues. China has become a significant international market for the Corporation’s Products Division: 25% of the Corporations’ 2003 top drive sales were into China.

SOCIAL AND ENVIRONMENTAL POLICIES

The Corporation has implemented a number of policies addressing social and environmental matters. These include an Environmental Policy, a Health and Safety Policy, a Drug and Alcohol Policy, a Workplace Violence Policy, a Harassment Policy and a Business Ethics Policy. These policies are updated as needed to ensure compliance with legislation. Each of these policies is communicated to employees through direct distribution and through the Corporation’s intranet. Tesco’s Safety Policies and Business Ethics Policy can also be found on Tesco’s external website.

The Corporation maintains a 3-person Safety Department responsible for maintaining an ongoing Safety and Loss Prevention program. This program includes a safety orientation program for all newly hired employees, a Workplace Hazardous Materials Information training program, periodic safety audits and formal Hazard and Operability studies on its equipment. The Corporation also conducts training programs regarding other social and environmental policies from time to time.

RISK FACTORS

The Corporation’s operations are subject to the risks involved in providing and operating oilfield drilling equipment internationally. These risks include, but are not limited to:

Economic risks, such as fluctuations in oil and gas commodity prices and currency exchange rates and political and fiscal instability affecting foreign operations.

•	Fluctuations in oil and gas commodity prices impact the levels of drilling activity, which is a significant driver of the Corporation’s business. In times of declining activity, not only is there less opportunity for the Corporation to sell its products and services but there is increased competitive pressure that tends to reduce prices and therefore margins.

•	The Corporation accounts for and reports its activities in Canadian dollars, although a material amount of its business is conducted in other currencies, principally US dollars, whose rates of exchange to the Canadian dollar fluctuate. These fluctuations, which are outside of the control of management, create gains and losses for the Corporation that are included in the determination of its earnings.

•	Countries in which the Corporation conducts business have the ability to respond to political and fiscal issues by restricting the repatriation of, or confiscating the business assets of, the Corporation in a manner that adversely affects the value of those assets and resulting in a loss to the Corporation.

Competitive risks, such as decisions by existing competitors to attempt to increase market share by reducing prices and decisions by customers to adopt competing technologies. The drilling industry is driven primarily by cost minimization. The Corporation’s strategy is aimed at reducing drilling costs through the application of new technology. Competitors, many of whom have a more diverse product line and access to greater amounts of capital, have the ability to compete against the cost savings generated by the Corporation’s technology by reducing prices and by introducing competing technologies. The Corporation has limited resources to sustain a prolonged price war and maintain the investment required to continue the commercialization and development of its new technologies.

DIVIDEND POLICY

Tesco has not declared or paid any dividends since 1993 and does not expect to declare or pay dividends in the near future. Any decision to pay dividends on its Common Shares will be made by the Board of Directors on the basis of Tesco’s earnings, financial requirements and other relevant conditions existing at the time.

DESCRIPTION OF CAPITAL STRUCTURE

Tesco has three classes of authorized capital stock, comprised of unlimited voting common shares and two classes of preferred shares. At December 31, 2003 there were 34,706,130 issued and fully paid voting common shares outstanding. Each common share has an equal right to share in the net remaining proceeds of the Corporation upon dissolution or winding-up. There are no outstanding preferred shares.

MARKET FOR SECURITIES

The common shares of the Corporation are listed and posted for trading on the Toronto Stock Exchange and trade under the symbol “TEO” and on the NASDAQ National Market under the symbol “TESOF”.

The price range (high and low) in Canadian dollars of Tesco common shares and volume traded on the TSX during each of the months of the last completed financial year are as follows:

Tesco common shares	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sept	Oct	Nov	Dec
High Price $	19.38	20.00	18.19	15.20	15.25	14.00	14.04	13.95	12.5	11.10	10.75	11.95
Low Price $	16.79	17.65	13.52	13.20	12.58	12.08	13.75	11.90	10.36	9.25	8.15	8.71
Volume of shares traded (000)	1,406	823	956	1,045	1,185	1,401	953	1,400	1,542	1,563	2,354	4,007

ESCROWED SECURITIES

There are no Tesco securities held in escrow.

DIRECTORS AND OFFICERS

Information is given below with respect to the current directors and officers of the Corporation, and the membership of committees of the Board of Directors. Directors stand for election at each annual general meeting of shareholders of the Corporation or until their successors are elected or appointed. The 2004 Annual General Meeting of shareholders of the Corporation was held on May 6, 2004.

DIRECTORS

Position with the Corporation and
Name and		Principal Occupation(s) for
Municipality of Residence	Director Since	Past Five Years
Fred J. Dyment (2)(3) Calgary, Alberta, Canada	August 22, 1996	Independent Businessman; formerly President and Chief Executive Officer of Maxx Petroleum Ltd. and President and Chief Executive Officer of Ranger Oil Limited

Gary L. Kott (2)(4) Houston, Texas, U.S.A.	January 6, 2000	Independent Businessman; formerly President, Global Marine Drilling Co. and Senior Vice President and Chief Financial Officer, Global Marine Inc.

William S. Rice (3)(4) Calgary, Alberta, Canada	December 1, 1993	Non-executive Chairman of the Board of Directors of the Corporation; Managing Partner, Bennett Jones LLP, Barristers & Solicitors

Norman W. Robertson (2)(4) Calgary, Alberta, Canada	August 22, 1996	Independent Businessman; formerly Chairman of the Board, Prudential Steel Ltd.

Michael W. Sutherlin (3) Warrendale, Pennsylvania, U.S.A.	September 1, 2002	Independent Businessman; formerly Group President, Drilling Equipment, Varco International, Inc.

Robert M. Tessari Calgary, Alberta, Canada	December 1, 1993	President and Chief Executive Officer of Tesco Independent Businessman; formerly Executive

C. Thomas Weatherford Los Gatos, California, U.S.A.	May 6, 2004	Vice President and Chief Financial Officer of Business Objects S.A. (Nasdaq-BOBJ)

Notes:

(1)	The Corporation has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. It does not have an Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Corporate Governance Committee.

(4)	Member of the Compensation Committee.

OFFICERS

Name and	Office Held with the Corporation and
Municipality of Residence	Principal Occupation(s) for Past Five Years
Robert M. Tessari Calgary, Alberta	President and Chief Executive Officer of Tesco

Per G. Angman Calgary, Alberta	Senior Vice President Engineering & Manufacturing of Tesco since May 2003; Senior Vice President Engineering & Design of Tesco since March 2002; Senior Vice President, Research and Development of Tesco since April 2000; Senior Vice President, Research and Business Development of Tesco from March 1999; Senior Vice President, Engineering of Tesco from June 1998; formerly, Chief Operating Officer of Tesco

K. Evert Beierbach Calgary, Alberta	Senior Vice President, Product Sales, Service & Development of Tesco since June 2003; Senior Vice President Product Development since May 2003; Senior Vice President New Product and Process Development from March 2002; Senior Vice President, Products Division of Tesco since April 2000; Senior Vice President, Product Development of Tesco from March 1999; Senior Vice President of Tesco and General Manager of Tesco Drilling Technology (“TDT”) from April 1996; formerly, Vice-President, Worldwide Operations of TDT

Kenneth M. Bagan Calgary, Alberta	Senior Vice President Wellsite Services of Tesco since August, 2003; Senior Vice President Corporate Development and Law and Secretary of Tesco from October 2002; Vice-President, Corporate Development and General Counsel of Tesco since August 2000; General Counsel of Tesco from July 1997; private legal practitioner from March 1997; formerly, General Counsel of Nowsco Well Service Ltd.

Nigel M. Lakey Houston, Texas	Vice President Marketing and Business Development of Tesco since March 2004; Vice President, Casing Drilling/Casing Running Operations since August 2003; Vice President, Services Eastern Hemisphere of Tesco from March 2002; Vice-President, Wellsite Services Division of Tesco since January 2001; Vice-President, Marketing of Tesco from May 2000; Worldwide Marketing Manager of Tesco from March 1998; Underbalanced Drilling Marketing Manager of Tesco from December, 1997; Team Leader, Drilling Engineering Services of Nowsco Well Service Ltd. from February 1997; formerly, President of Force Energy Services

Robert C. Van Walleghem Calgary, Alberta	General Counsel and Corporate Secretary of Tesco since December 2003; Corporate Counsel of Tesco since April 2003; formerly Corporate Counsel with Cell-Loc Inc. from April 2000 following the private practice of law, most recently with Armstrong Perkins Hudson Barristers & Solicitors since 1997.

Carol A. Rosdobutko Calgary, Alberta	Vice President, Human Resources of Tesco since March 2002; formerly, Director, Human Resources of Tesco

As at March 31, 2004 the directors and officers of Tesco, as a group, beneficially owned or controlled, directly or indirectly, or exercised control or direction over, 717,973 Common Shares representing approximately 2.0% of the issued and outstanding Common Shares of the Corporation. The directors and officers also held, as at March 31, 2004, options to purchase an aggregate of 981,500 Common Shares which, if exercised, would increase the beneficial ownership of the directors and officers, as a group, to approximately 4.8% of the Corporation’s issued and outstanding Common Shares. The information contained herein as to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Corporation by the respective directors and officers.

Mr. Gary L. Kott, one of the directors of Tesco, was a director of Friede Goldman Halter, Inc. (“FGH”), which filed, together with most of its subsidiaries, a Chapter 11 bankruptcy case under the United States Bankruptcy Code on April 19, 2001. FGH was a provider of design, new construction, conversion and repair services for oceangoing vessels, offshore drilling rigs and production platforms, and engineered products servicing the offshore energy, government and commercial markets. Commencing in 2001, FGH operated under Chapter 11 of the US Bankruptcy Code and sold substantially all of its operating assets. In December 2003 a plan of reorganization was confirmed whereby all of FGH’s remaining assets are transferred to a “Liquidating Trustee,” who will sell them for the benefit of the creditors. Pursuant to this plan of reorganization, all of the existing capital stock and other equity interests of FGH are extinguished. The plan vests the Liquidating Trustee, together with a trust committee comprised of certain creditors, with all powers that would otherwise have been vested in the officers and directors of FGH.

Mr. Roderick W. Maclean, Corporate Controller and acting Interim Chief Financial Officer of Tesco since March 1, 2004, filed an arrangement with his creditors in 1995 pursuant to the provisions of the Bankruptcy Act.

PROMOTERS

There have been no promoters of Tesco within the last three years.

LEGAL PROCEEDINGS

The Corporation, in the normal course of its business, is subject to legal proceedings brought against it and its subsidiaries. No such proceedings involves a claim greater than 10% of the Corporation’s current assets. The amount of loss the Corporation may suffer as a result of these proceedings is not reasonably estimable until settlement is reached or judgment is obtained.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

During the past three years, the Corporation has not entered any material transactions involving a director or executive officer of Tesco, a person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10 percent of the Corporation’s voting securities, nor of any associate or affiliate of any of the foregoing persons or companies.

TRANSFER AGENTS AND REGISTRARS

The Company’s transfer Agent is Computershare Trust Company of Canada.

MATERIAL CONTRACTS

The Corporation currently has no contracts that are considered by management to be material and that are outside the ordinary course of the Corporation’s business.

EXPERTS

PricewaterhouseCoopers LLP are the Auditors of the Corporation. The Auditors provided the Auditors’ Report to the Shareholders of Tesco Corporation for the most recently completed financial year that is filed with the Company’s financial statements.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Corporation’s Management Information Circular and Proxy Statement for its most recent annual meeting of shareholders. Additional financial information is provided in the Corporation’s audited consolidated financial statements and Management’s Discussion & Analysis for the most recently completed financial year.

The aforementioned documents, as well as additional information relating to the Corporation, may be found on SEDAR at www.sedar.com as well as on the Corporation’s website at www.tescocorp.com.

FORM 52-110 F1

See attached.

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains or incorporates by reference statements that may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements are included, directly or through incorporation by reference, throughout this Annual Information Form including, among other places, under the headings “Description of the Business” and “Management’s Discussion and Analysis”. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures, technical results and earnings. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers’ exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of service activities; and uncertainty of estimates and projections of costs and expenses); risks in conducting foreign operations (e.g. political and fiscal instability); volatility in hydrocarbon prices; exchange rate fluctuations; uncertainty and risks in technical results and performance of technology; and other uncertainties. Additional information on these and other factors that could affect the Corporation’s operational or financial results are included in the Corporation’s 2003 Annual Report under the heading “Management’s Discussion and Analysis”, and in the Corporation’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of the Corporation’s management at the time the statements are made. The Corporation assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

FORM 52-110F1

Audit Committee Information Required in the AIF — Form 52-110F1

Audit Committee Charter

See following pages for attached Audit Committee Charter

Composition of the Audit Committee

NAME	INDEPENDENT	FINANCIALLY LITERATE
Fred J. Dyment	Yes	Yes

Norman W. Robertson	Yes	Yes

Gary L. Kott	Yes	Yes

Relevant Education and Experience

Fred J. Dyment: Member of the Canadian Institute of Chartered Accountants since 1972; former Senior Vice President Finance of Ranger Oil Limited.

Norman W. Robertson: Former CEO of ATCO Enterprises Ltd.; former Audit Committee Chairman of Southam Inc.; former Audit Committee Member of Clarica Life Insurance Company.

Gary L. Kott: MBA (Finance) Wharton School, University of Pennsylvania 1969; Certified Public Accountant; former Senior Vice President and Chief Financial Officer of Global Marine Inc.

Reliance on Certain Exemptions

None

Reliance on the Exemption in Subsection 3.3(2) or Section 3.6

None

Reliance on Section 3.8

None

Audit Committee Oversight

None

Pre-Approval Policies and Procedures

See following pages for attached Protocol for Approval of Audit & Permitted Non-Audit Services Provided by External Auditors

External Auditor Service Fees

In addition to the service provided by PricewaterhouseCoopers LLP in auditing the Corporation’s annual consolidated financial statements, from time to time they carry out other assignments at the request of management. Details of the services provided and the fees charged for those services over the last three years are:

Service provided:	Fees charged

	2003	2002	2001

Audit Fees	233,500	194,800	129,000
Audit-related Fees	—	22,000	—
Tax Fees	—	10,000	6,000
All Other Fees	—	—	—

	233,500	226,800	135,000

Fees for audit-related services in 2002 are in respect of a review and assessment of the Corporation’s manufacturing procurement practices. Fees for tax services relate primarily to advice and assistance on the Corporation’s compliance with cross-border tax rules for transfers of products and employees.

6204 — 6A Street SE
Calgary, Alberta, Canada, T2H 2B7
Tel : 403 233 0757 Fax : 403 252 3362

www.tescocorp.com

Investor@TescoCorp.com

Audit Committee Charter

OVERALL ROLE AND RESPONSIBILITY

The Audit Committee shall:

(a)	assist the Board of Directors in its oversight role with respect to

(i)	the quality and integrity of financial information;

(ii)	the effectiveness of the Corporation’s risk management and compliance practices;

(iii)	the independent auditor’s performance, qualifications and independence;

(iv)	the Corporation’s compliance with legal and regulatory requirements

and

(b)	prepare such reports of the Audit Committee required to be included in the Proxy Circular in accordance with applicable laws or the rules of applicable securities regulatory authorities.

MEMBERSHIP AND MEETINGS

The Audit Committee shall consist of three or more Directors appointed by the Board of Directors on the recommendation of the Corporate Governance Committee, none of whom shall be officers or employees of the Corporation or any of the Corporation’s affiliates. Each of the members of the Audit Committee shall satisfy the applicable independence and experience requirements of the laws governing the Corporation, the applicable stock exchanges on which the Corporation’s securities are listed and applicable securities regulatory authorities.

The Board of Directors shall designate one member of the Audit Committee as the Committee Chair. Members of the Audit Committee shall serve at the pleasure of the Board of Directors for such term or terms as the Board of Directors may determine. Each member of the Audit Committee shall be financially literate as such qualification is interpreted by the Board of Directors in its business judgment. The Board of Directors shall determine whether and how many members of the Audit Committee qualify as a financial expert as defined by applicable law.

STRUCTURE AND OPERATIONS

The affirmative vote of a majority of the members of the Audit Committee participating in any meeting of the Audit Committee is necessary for the adoption of any resolution. The Audit Committee shall meet as often as it determines, but not less frequently than

Tesco Corporation	Page 1 of 6	Audit Committee Charter

quarterly. The Committee shall report to the Board of Directors on its activities after each of its meetings.

The Audit Committee shall review and assess the adequacy of this Charter annually and, where necessary, will recommend changes to the Board of Directors for its approval.

The Audit Committee is expected to establish and maintain free and open communication with management and the independent auditor and shall periodically meet separately with each of them.

SPECIFIC DUTIES

Oversight of the Independent Auditor

•	Sole authority to make recommendations to the Board of Directors with respect to the appointment or replacement of the independent auditor (subject to shareholder ratification) and responsibility for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

•	The Corporation shall provide for appropriate funding, as determined by the Audit Committee, and subject to such established funding shall have the sole authority to pre-approve all audit services and permitted non-audit services (including the fees, terms and conditions for the performance of such services) to be performed by the independent auditor.

•	Evaluate the qualifications, performance and independence of the independent auditor, including (i) reviewing and evaluating the lead partner on the independent auditor’s engagement with the Corporation, and (ii) considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board of Directors and, if so determined by the Audit Committee, recommend that the Board of Directors take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor.

•	Obtain and review a report from the independent auditor at least annually regarding: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; any steps taken to deal with any such issues; and all relationships between the independent auditor and the Corporation.

Tesco Corporation	Page 2 of 6	Audit Committee Charter

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law (currently at least every 5 years).

•	Establish policies for the Corporation’s hiring of employees or former employees of the independent auditor.

Financial Reporting

•	Review and discuss with management and the independent auditor prior to the annual audit the scope, planning and staffing of the annual audit.

•	Review and discuss with management and the independent auditor the annual audited financial statements and if appropriate, recommend approval by the Board of Directors prior to the publication of earnings.

•	Review and discuss with management and the independent auditor the Corporation’s annual and quarterly disclosures made in management’s discussion and analysis. The Audit Committee shall approve any reports for inclusion in the Corporation’s Annual Report, as required by applicable legislation.

•	Review and discuss with management and the independent auditor at least annually the Corporation’s quarterly financial statements prior to the publication of earnings, including the results of the independent auditor’s review of the quarterly financial statements and any matters required to be communicated by the independent auditor under applicable review standards.

•	Review and discuss with management and the independent auditor at least annually significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss with management and the independent auditor at least annually reports from the independent auditors on: all critical accounting policies and practices to be used; all significant financial reporting issues, estimates and judgments made in connection with the preparation of the financial statements; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

Tesco Corporation	Page 3 of 6	Audit Committee Charter

•	Discuss with the independent auditor at least annually any “management” or “internal control” letters issued or proposed to be issued by the independent auditor to the Corporation.

•	Review and discuss with management and the independent auditor at least annually any significant changes to the Corporation’s accounting principles and practices suggested by the independent auditor, internal audit personnel or management.

•	Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance (if any) provided to analysts and rating agencies.

•	Review and discuss with management and the independent auditor at least annually the effect of regulatory and accounting initiatives as well as off-balance-sheet structures on the Corporation’s financial statements.

•	Discuss with the independent auditor matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review and discuss with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for the annual and/or quarterly filings with applicable securities regulatory authorities.

•	Review disclosures made by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for annual and/or quarterly filings with applicable securities regulatory authorities about any significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data or any material weaknesses in the internal controls, and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

•	Discuss with the Corporation’s General Counsel at least annually any legal matters that may have a material impact on the financial statements, operations, assets or compliance policies and any material reports or inquiries received by the Corporation or any of its subsidiaries from regulators or governmental agencies.

Oversight of Risk Management

•	Review and approve periodically management’s risk philosophy and risk management policies.

•	Review with management at least annually reports demonstrating compliance with risk management policies.

Tesco Corporation	Page 4 of 6	Audit Committee Charter

•	Review with management the quality and competence of management appointed to administer risk management policies.

•	Review reports from the Independent Auditor and the Internal Auditor at least annually relating to the adequacy of the Corporation’s risk management practices together with management’s responses.

•	Discuss with management at least annually the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

Oversight of Regulatory Compliance

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the Independent Auditor at least annually any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting.

•	Review at least annually with the General Counsel the Corporation’s compliance with applicable laws and regulations, and correspondence from regulators.

•	Meet with the Corporation’s regulators, if required, according to applicable law.

•	Exercise such other powers and perform such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified herein and as may from time to time be delegated to the Audit Committee by the Board of Directors.

AUDIT COMMITTEE’S ROLE

The Audit Committee has the oversight role set out in this Charter. Management, the Board of Directors, the Independent Auditor and the Internal Auditor all play important roles in respect of risk management, compliance and the preparation and presentation of financial information. Management is responsible for risk management, compliance and the preparation of financial statements and periodic reports. Management is responsible for ensuring the Corporation’s financial statements and disclosures are complete, accurate, in accordance with generally accepted accounting principles and applicable laws. The Board of Directors in its oversight role is responsible for ensuring that management fulfills its responsibilities. The Independent Auditor, following the completion of its annual audit, opines on the presentation, in all material respects, of the financial position and results of operations of the Corporation in accordance with

Tesco Corporation	Page 5 of 6	Audit Committee Charter

Canadian generally accepted accounting principles. The Internal Auditor assesses the Corporation’s systems of internal controls on an ongoing basis.

FUNDING FOR THE INDEPENDENT AUDITOR AND RETENTION OF OTHER INDEPENDENT ADVISORS

The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the Independent Auditor for the purpose of issuing an audit report and to any advisors retained by the Audit Committee. The Audit Committee shall also have the authority to retain such other independent advisors as it may from time to time deem necessary or advisable for its purposes and the payment of compensation therefor shall also be funded by the Corporation.

Tesco Corporation	Page 6 of 6	Audit Committee Charter

PROTOCOL FOR APPROVAL OF
AUDIT & PERMITTED NON-AUDIT SERVICES
PROVIDED BY EXTERNAL AUDITORS

The Sarbanes-Oxley Act of 2002 (the “Act”), with which Tesco Corporation (“Tesco”) must comply, requires that audit committees pre-approve all audit and permitted non-audit services provided to a public company or its subsidiaries by its independent, external auditor (the “External Auditor”).

The following outlines a protocol for Tesco to follow to obtain Audit Committee pre-approval of any proposed services to be provided to Tesco or any of its subsidiaries worldwide by Tesco’s independent, External Auditor.

Over the course of any year there will be two levels of approvals that will be provided. The first is the existing annual Audit Committee approval of the audit engagement and identifiable permitted non-audit services for the coming year. The second is in-year Audit Committee pre-approvals of proposed audit and permitted non-audit services as they arise.

The Act prohibits the External Auditor from providing Tesco or its subsidiaries with specific non-audit services1. This prohibition is subject to a limited de minimus exception2.

1 Non-Audit Services Prohibited under the Act are specified as:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution•in•kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

2 The pre-approval requirement is waived with respect to the provision of non-audit services for an issuer, if:

(i)	the aggregate amount of all such non-audit services provided to the issuer constitutes not more than 5 percent of the total amount of revenues paid by the issuer to its auditor during the fiscal year in which the non-audit services are provided;

(ii)	such services were not recognized by the issuer at the time of the engagement to be non-audit services; and

(iii)	such services are promptly brought to the attention of the audit committee of the issuer and approved prior to the completion of the audit by the audit committee or by 1 or more members of the audit committee who are members of the board of directors to whom authority to grant such approvals has been delegated by the audit committee.

Tesco Corporation	Page 1 of 2	Protocol for Approval of Auditing and Non-auditing Services

Any proposed audit and permitted non-audit services to be provided by the External Auditor to Tesco or its subsidiaries must receive prior approval from the Audit Committee, in accordance with this Protocol. The CFO, Controller, and Director Tax shall act as the primary contacts for their respective areas to receive and assess any proposed engagements from the External Auditor.

Since these requirements apply to Tesco and its subsidiaries on a worldwide basis, these primary contacts will have to advise their respective areas worldwide of the Act’s requirements and of this Protocol. It is understood that these primary contacts may also seek approval from the Chief Executive Officer or Chief Financial Officer where appropriate.

Following receipt and initial review for eligibility by the primary contacts, a proposal would then be forwarded to the Corporate Secretary for delivery to the Audit Committee for review and confirmation that a proposed engagement is permitted.

In the majority of such instances, proposals may be received and considered by the Chair of the Audit Committee (or such other member of the Audit Committee who may be delegated authority to approve audit and permitted non-audit services), for approval of the proposal on behalf of the Audit Committee subject to a limit of $25,0003. The Audit Committee Chair will then inform the Audit Committee of any approvals granted at the next scheduled meeting.

3 The Act permits the Audit Committee to delegate to one or more of its members authority to approve audit and permitted non-audit services to be provided by the independent auditor.

Tesco Corporation	Page 2 of 2	Protocol for Approval of Auditing and Non-auditing Services